Exhibit 5.2

Brookfield Renewable Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202 Appleby Ref 404008.0052/CL/MEB/AK By Email 5 April 2024

Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Ladies and Gentlemen

Registration Statement on Form F-3

We have acted as legal advisers as to matters of Bermuda law to Brookfield Renewable Partners L.P., an exempted limited partnership formed under the laws of Bermuda (Partnership), acting by its general partner, Brookfield Renewable Partners Limited, a Bermuda exempted company (BRPL, together with the Partnership, collectively, the Bermuda Entities). We have been requested to render this opinion in connection with the joint filing by the Partnership and Brookfield Renewable Corporation (BEPC) of:

1.   a shelf registration statement on Form F-3 (Registration Statement) for the purpose of registering under the U.S. Securities Act of 1933, as amended (Securities Act), among other securities, the Partnership’s non-voting limited partnership units (Units), issued by the Partnership or delivered by BEPC or Brookfield Corporation, as applicable, pursuant to the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (Class A Shares) of BEPC offered or sold under the Prospectus (defined below) in primary offerings or delivered by a selling unitholder named therein and in a prospectus supplement, as applicable; and

2.   the prospectus contained in the Registration Statement (Prospectus),

with the Securities and Exchange Commission (SEC), and the rules and regulations promulgated thereunder, relating to the Units.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

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ASSUMPTIONS

    In stating our opinion we have assumed:

1.   the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.   the genuineness of all signatures on the Documents;

3.   the authority, capacity and power of persons signing the Documents;

4.   that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.   that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.   that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been or will be duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

7.   that the Documents do not differ in any material respects from any forms or drafts of the same which we have examined and upon which this opinion is based;

8.   that the Documents are in the form of the documents approved in the Resolutions;

9.   that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Bermuda Entities in connection with the Registration Statement, the Prospectus or the Units, or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement, the Prospectus or the Units is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

10.  the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not

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been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search;

11.  the terms and transactions contemplated by any prospectus supplement adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Registration Statement and the Prospectus; and

12.  any amendment to the Registration Statement and/or the Prospectus is properly authorized by the applicable Bermuda Entities and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Registration Statement or the Prospectus as of the date hereof.

OPINION

    Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.   The Partnership is an exempted limited partnership formed and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of each Partnership shall be prosecuted by and against its general partner(s).

2.   The issue of the Units by the Partnership upon the exchange, redemption or acquisition, as applicable, of Class A Shares has been duly authorized by all necessary action on the part of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Registration Statement and the Prospectus (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Units to be issued by the Partnership upon such exchange, redemption or acquisition will be validly issued, fully paid and non-assessable Units of the Partnership.

3.   The Units to be delivered by delivered by BEPC or Brookfield Corporation upon the exchange of Class A Shares are validly issued, fully paid and non-assessable Units of the Partnership.

RESERVATIONS

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    We have the following reservations:

1.   In opinion paragraph 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that they have neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

2.   We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.   Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

4.   Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

5.   Any provision in the Registration Statement and/or Prospectus that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

6.   Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and a holder of such Units, that no holder of such Units shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

7.   The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

8.   A limited partner is liable to a Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to such Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is

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either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

9.   A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of a Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

10.  Every partner of a Partnership who is guilty of any fraud in the affairs of such Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

11.  With respect to opinions 2 and 3, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of BRPL for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificates, and we qualify such opinions to the extent that the statements or representations made in the Officer’s Certificates are not accurate in any respect.

12.  In order to issue this opinion we have carried out the Company and Partnership Searches as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such searches.

13.  In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such search.

14.  Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

14.1 Details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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14.2 Details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

14.3 Whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

14.4 Whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

14.5 Whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Act.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.   The electronic extract provided in respect of each Bermuda Entity by the office of the Registrar of Companies on 4 April 2024 (Company and Partnership Searches).

2.   A copy of the results of a search of the entries and filings shown and available for inspection in respect of the Bermuda Entities in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 4 April 2024 (Litigation Search).

3.   Copies of: the Fourth Amended and Restated Limited Partnership Agreement of the Partnership between BRPL and each person who is admitted to the partnership as a limited partner from time to time dated 3 May 2016 as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 25 May 2016, the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 14 February 2017, the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 16 January 2018, the Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 28 February 2019, the Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 11 March 2019, the Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 24 February 2020, the Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 28 July 2020 and the Eighth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 14 April 2022 (collectively, Limited Partnership Documents)

4.   In respect of each Partnership, the Certificate of Registration of an Exempted and Limited Partnership and supplements thereto.

5.   Certified copies of the following documents in respect of BRPL of the Certificate of Incorporation, memorandum of association and Bye-laws (Company Documents, and collectively with Limited Partnership Documents, Constitutional Documents).

6.   Copy of the Minutes of the Meetings of the Board of Directors of BRPL in respect of the Partnership held on 1 February 2024 (Resolutions).

7.   An officer’s certificate signed by an officer of BRPL (Officer’s Certificate).

8.   Certificates of Compliance each dated 5 April 2024 issued by the Registrar of Companies in respect of each Bermuda Entity.

9.   The Registration Statement.

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10. The Prospectus.

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